Exhibit 10.27

NONEXCLUSIVE LICENSE AGREEMENT

This Agreement is effective May 14, 1999, between Alsius Corporation with offices at #5 Jenner, Suite 150, Irvine, CA 92618-3808 (“ALSIUS”) and Baxter Healthcare Corporation, acting through its CardioVascular Group business unit with offices at 17211 Red Hill Avenue, Irvine, CA. 92614 (“BAXTER”).

BACKGROUND

BAXTER has developed a certain proprietary biological heparin medical treatment known as DURAFLO® (the “DURAFLO Treatment”) which it represents is described in and covered by certain patents owned by BAXTER as identified on Exhibit A (“Patents”) and certain specifications, methods, processes, systems, and other know-hiow relating to the application of the DURAFLO Treatment to products “(Know-How”) which is confidential, not known in the industry, and owned by BAXTER.

BAXTER desires to license to ALSIUS and ALSIUS desires to obtain from BAXTER a limited nonexclusive, nontransferable license to apply DURAFLO Treatment to and sell Heat Exchange Catheters (“Field of Use”) manufactured by ALSIUS (“ALSIUS Products”) treated with the DURAFLO Treatment (“Treated ALSIUS Products”) as listed on Exhibit B.

AGREEMENT

1.	LICENSE TO DURAFLO TREATMENT.

1.1 License to Patents and Know-How. BAXTER hereby grants to ALSIUS a limited, non-exclusive, non-transferable, world-wide license under the Patents and Know-How to apply the DURAFLO Treatment to ALSIUS Products and to sell Treated ALSIUS Products to its customers including its distributors or resellers. This limited license is not intended to grant ALSIUS the right to make or sell the DURAFLO Treatment, but is solely a limited right to apply the DURAFLO Treatment purchased from BAXTER to ALSIUS Products and to sell Treated ALSIUS Products. BAXTER shall have the right to sell the DURAFLO Treatment to other persons and to use the DURAFLO Treatment on its own or a third party’s products, at its sole discretion. BAXTER’s right to license, manufacture, use, sell or resell the DURAFLO Treatment shall not be limited in any way.

1.2 Pricing and Payment. BAXTER shall supply ALSIUS with DURAFLO Treatment powder necessary for ALSIUS to apply the DURAFLO Treatment to ALSIUS Products, at a price of $39 per gram. ALSIUS shall pay BAXTER for the DURAFLO Treatment powder within one (1) month after shipping and invoicing of the DURAFLO Treatment powder. Prices for the DURAFLO Treatment powder shall be fixed for the first calendar year of the Agreement. Thereafter, BAXTER may increase the prices based on increases in material costs, but in no event more than 3% per year.

1.3 Know-How Transfer. BAXTER agrees to disclose and transfer to ALSIUS Know-How necessary for ALSIUS to apply the DURAFLO Treatment to ALSIUS Products and to test and evaluate Treated ALSIUS Products. ALSIUS shall apply all DURAFLO Treatments to ALSIUS Products at wholly (100%) owned ALSIUS manufacturing facilitates in accordance with the confidentiality requirements of this Agreement, or at ALSIUS controlled manufacturing facilities which shall be bound by the confidentiality requirements of this Agreement.

2.	TRADEMARK LICENSE.

2.1 BAXTER further grants to ALSIUS a non-exclusive, non-transferable license to use the trademark DURAFLO® in connection with Treated ALSIUS Products. ALSIUS agrees to label Treated ALSIUS Products with the DURAFLO® trademark and to identify DURAFLO® as a trademark of Baxter International Inc., both on the product container, and any product packaging, Any and all uses of the DURAFLO® trademark will be accompanied by an appropriate trademark notice, consisting of an encircled R, with a statement to the effect that “DURAFLO® is a registered trademark of BAXTER INTERNATIONAL INC.”

2.2 In order for ALSIUS to maintain its trademark license, ALSIUS agrees that the Treated ALSIUS Products in their finished form shall be of high standard and quality so as to protect and enhance the goodwill pertaining to the DURAFLO Treatment and shall be of a quality consistent with the quality of products manufactured and sold by BAXTER having the DURAFLO Treatment applied thereon. Upon BAXTER’s request, but not more than once per year, ALSIUS agrees to provide BAXTER with samples of the Treated ALSIUS Products in their finished form, for BAXTER’S review and approval to ensure ongoing quality of the Treated ALSIUS Products. Should BAXTER at any time determine that the ongoing quality of the Treated ALSIUS Products in their finished form do not adhere to BAXTER’s quality standards, ALSIUS license to the DURAFLO® trademark may be terminated by BAXTER at BAXTER’s sole discretion,

3.	UPFRONT LICENSE FEE AND DEVELOPMENT FEE.

3.1 ALSIUS agrees to pay BAXTER a license fee of $100,000, payable as follows:

(a)	$5,000 - Feasibility payment.

(was previously paid to BAXTER by Alsius Corporation)

(b)	$20,000 - On approval of license agreement by ALSIUS and BAXTER.

(c)	$25,000 - Submission of PMA or 510 (k) to US. regulatory authority.

(d)	$25,000 - 1st commercial sale inside the United States.

(e)	$25,000 - 1st commercial sale outside the United States.

4.	ROYALTY.

4.1 ALSIUS agrees to pay BAXTER a royalty on the Net Selling Price of each Treated ALSIUS Product sold by ALSIUS, at the royalty rates indicated in the attached Exhibit C. Net Selling Price shall mean the gross billing price which ALSIUS charges to its customers, including distributors where ALSIUS does not control the prices set by such Distributors, for Treated ALSIUS Products less, if included in gross billing price, any sales, use, occupation and excise tax paid, incurred or levied on such sales. The royalty payment shall be made on the basis of calendar quarters beginning with the calendar quarter in which the First Commercial Sale occurs, and shall be payable within thirty (30) days of the end of each such quarter. ALSIUS agrees to pay BAXTER a minimum royalty of $5,000 per calendar quarter, payable within 30 days of the end of the quarter, beginning with the second quarter after the first commercial sale of the product. “First Commercial Sale” as used herein shall mean: (1) in the United States, the first arms length sale to third party, including distributors where ALSIUS does not control the pricing set by such distributors, of a Treated ALSIUS Product which has been approved by the appropriate Federal and State governmental agencies for distribution and sale; and (2) outside the United States, the first arms length sale to a third party of a Treated ALSIUS Product. ALSIUS and its affiliates, if applicable, shall maintain books that account for its sales of Treated ALSIUS Products.

4.2 In the event that any Treated ALSIUS Products are sold in a kit that includes products other than those identified in Exhibit B, then the Net Selling Price for royalty purposes shall be computed using the average Net Selling Price for Treated ALSIUS Products sold separately in the same calendar quarter. If the Treated ALSIUS Product is not sold separately, then the Net Selling Price for the Treated ALSIUS Product shall be determined by using reasonable market pricing for similar products sold on an individual basis by other entities, with the reasonable market price for the Treated ALSIUS Products to be based on the average market price of such other similar products.

4.3 ALSIUS agrees to make payment to BAXTER by checks mailed to BAXTER at the address set forth below or at such other address as BAXTER may specify for that purpose. ALSIUS agrees to submit to BAXTER, with each royalty payment, a written report showing the number of Treated ALSIUS Products sold in the quarter and the Net Selling Price for such Treated ALSIUS Products. All payments made to BAXTER pursuant to this Agreement shall be made in United States dollars; and all international and domestic sales of Treated ALSIUS Products shall be reported in equivalent United States dollars.

4.4 ALSIUS shall keep full and accurate records and books of account containing all particulars necessary for showing the amounts of royalties due BAXTER hereunder. At all reasonable times for a period of not more than two (2) years after the end of each reporting year, not to exceed once each year and upon ten (10) business days prior written notice to ALSIUS, the books and records relating to sales of the Treated ALSIUS Products shall be open to inspection by BAXTER’s duly appointed independent Certified Public Accountants, who may make such confidential inspection of such records and books of account as is necessary to verify the computation of royalties due to BAXTER. Any adjustment in the amount due to BAXTER on account of overpayment or underpayment of royalties shall be made at the next date when royalty payments are called for under the Agreement. In the event that there is an underpayment in the royalties which exceeds ten (10) percent of the actual royalties paid during the period of time under inspection, then ALSIUS shall reimburse BAXTER for all costs incurred by BAXTER in conducting such inspection.

5.	ORDERS, FORECASTS AND SHIPPING.

5.1 BAXTER agrees to supply ALSIUS with the DURAFLO Treatment in quantities specified by ALSIUS; provided that the minimum quantity for each purchase order shall be one hundred (100) grams of powder and that orders must be in increments of fifty (50) whole grams.

5.2 ALSIUS shall give BAXTER quarterly rolling forecasts twelve (12) months in advance. ALSIUS shall issue firm Purchase Orders no less than one (1) quarter prior to specified delivery dates for quantities within forecasted amounts using the purchase order set forth in Exhibit E (the “Purchase Order”). BAXTER shall acknowledge promptly each ALSIUS Purchase Order in writing and confirm delivery dates to destinations specified by ALSIUS. BAXTER shall not be liable for failure or delay in filling ALSIUS orders because of any cause beyond the control of and occurring without the fault of BAXTER; provided, however, that BAXTER shall notify ALSIUS promptly of anticipated delays and shall use reasonable efforts to fill such orders as soon as possible.

5.3 BAXTER shall ship the DURAFLO Treatment powder BAXTER’s facility via mutually agreed upon carriers. ALSIUS shall pay all normal freight charges.

6.	SALES TRAINING.

BAXTER, at ALSIUS request and at ALSIUS expense, will provide training for ALSIUS sales force regarding the DURAFLO Treatment, as well as provide ALSIUS with existing marketing and technical information concerning the DURAFLO Treatment for ALSIUS use in marketing Treated ALSIUS Products.

7.	CONFIDENTIALITY.

ALSIUS and BAXTER realize that some information received by one party from the other pursuant to this Agreement may be confidential. It is therefore agreed that any information received by one party from the other which is in writing or promptly reduced to writing, within thirty (30) days of disclosure, and clearly designated as “CONFIDENTIAL”, shall not be disclosed by the receiving party to any third party and shall not be used by the receiving party for purposes other than those contemplated by this Agreement during the term of this Agreement and for a period of three (3) years from and after the termination of this Agreement, unless the other party consents in writing to such disclosure and/or use. The receiving party shall use the same degree of care with respect to such information that it uses with respect to its own information which it intends to maintain proprietary and confidential. However, nothing in this Agreement shall prevent the receiving party from exercising any legal rights to disclose, use, duplicate, or publish any such information - -

(a)	which was in the public domain at the time of the disclosure to the receiving party, or which thereafter fell into the public domain without any fault of the receiving party;

(b)	which the receiving party rightfully had in its possession prior to the disclosure as evidenced in writing;

(c)	which the receiving party lawfully obtained without restriction from a third party who is not under any confidentiality obligations to the disclosing party;

(d)	which, in the case of an oral disclosure, shall not have been subsequently confirmed in writing to the receiving party within thirty (30) days after such oral disclosure; or

(e)	which is independently developed by the receiving party without the benefit of such disclosure,

Either party may disclose the existence of the Agreement and the Field of Use specified in the Background section of this Agreement, but not the terms of this Agreement.

8.	TERM.

Unless sooner terminated as otherwise provided herein, this Agreement shall remain in full force and effect for seven (7) years.

9.	TERMINATION.

Either party may terminate this Agreement for any material breach by the other party thirty (30) days after written notice containing details of the breach if the breach remains uncured at the end of the notice period. Either party may terminate this Agreement effective immediately with written notice if the other party shall file for bankruptcy, shall be adjudicated bankrupt, shall take advantage of applicable insolvency laws, shall make an assignment for the benefit of creditors, shall be dissolved or shall have a receiver appointed for its property. BAXTER shall have the rights to terminate this Agreement upon sixty (60) days prior written notice if ALSIUS discontinues developing, manufacturing or selling Treated ALSIUS Products. Upon termination of this Agreement, ALSIUS agrees to immediately cease using the DURAFLO® trademark in any manner and for any purpose and to immediately cease all use of the DURAFLO Treatment powder provided by BAXTER. No termination of this Agreement shall affect the rights of BAXTER to earned royalties due and owing and to statements of account and to conduct inspections of books and records, to and including the date of termination. Sections 7, 13, 14, 15, and 18 shall survive any termination of this Agreement.

10.	PRODUCT CHANGES.

10.1 DURAFLO Treatment Powder Changes. BAXTER shall notify ALSIUS six (6) months in advance and in writing of any proposed change in the DURAFLO

Treatment which would materially affect ALSIUS regulatory approval to sell Treated ALSIUS Products. ALSIUS may at that time provide a forecast of ALSIUS powder requirements for the eighteen (18) month period following the date of such notice to ALSIUS. not to exceed two times the forecast for the previous eighteen (18) month period. ALSIUS shall issue a single firm purchase order for that amount. In the event such changes are unacceptable to ALSIUS, ALSIUS shall have the right to terminate this Agreement, effective as of the date of implementation of such changes.

11.	REGULATORY RESPONSIBILITY AND LABELING.

Except as otherwise provided in this Agreement, ALSIUS shall be responsible, at its sole expense, for complying with all applicable regulatory requirements relating to the sale or use of the ALSIUS Products and Treated ALSIUS Products worldwide, including premarket filings and other requirements of the United States Food and Drug Administration. ALSIUS, at its expense shall produce and provide all artwork, advertising materials, labeling, product inserts and packaging for the Treated ALSIUS Products; provided, however, that ALSIUS shall obtain BAXTER’s prior written approval for such artwork, advertising materials, labeling, product inserts and packaging as they relate to the DURAFLO Treatment, and for any claims made about the DURAFLO Treatment. Each use of a trademark, trade name or logo owned or used by BAXTER on or in connection with the DURAFLO Treatment on the Treated ALSIUS Products shall inure to the benefit of BAXTER and its parent company. Should any such use vest in ALSIUS any rights in any such trademark, trade name or logo, ALSIUS shall transfer such rights to BAXTER or its designee upon request of BAXTER. Except as provided in this Agreement, ALSIUS shall not use any trademark, trade name or logo owned by BAXTER or any confusingly similar trademark, trade name or logo during or after the term of this Agreement.

12.	QUALITY CONTROL.

12.1 The DURAFLO Treatment powder sold to ALSIUS shall be subjected to quality control inspection by BAXTER in accordance with BAXTER’s quality control standards and system. While nothing herein provides ALSIUS the right to see, review, or inspect any production process regarded as proprietary by BAXTER, BAXTER shall upon prior written notice permit ALSIUS to review no more than once a year BAXTER’S production and quality control procedures and records and to visit BAXTER’s facilities at reasonable times with a representative of BAXTER present in order to assure satisfaction of the requirements of this Agreement as those requirements relate to quality control and as may be necessary to ensure compliance with any regulatory requirements. Each party will bear its own expenses relating to any such review. BAXTER also agrees to instruct ALSIUS personnel in quality control test operations.

12.2 Upon request by ALSIUS, BAXTER shall provide ALSIUS with information necessary for and shall work with ALSIUS to determine the sterilization parameters necessary to maintain the quality of the DURAFLO Treatment on the Treated ALSIUS Products. ALSIUS will sterilize Treated ALSIUS Products in accordance with the sterilization parameters. ALSIUS acknowledges that treated ALSIUS Products may not be resterilized because any resterilization may impact product quality and integrity. ALSIUS shall indicate in the labeling for Treated ALSIUS Products, in a manner sufficient to notify all customers, purchasers or distributors, that Treated ALSIUS Products ma not be resterilized by such customers, purchasers, or distributors.

12.3 ALSIUS shall inspect or audit the Treated ALSIUS Products for integrity and adherence to their specifications, and the Treated ALSIUS Products shall be subjected to quality control inspection by ALSIUS in accordance with ALSIUS quality control standards and system before selling Treated ALSIUS Products. ALSIUS shall permit BAXTER to review periodically ALSIUS production and quality control procedures and records in order to assure quality pertaining to the DURAFLO Treatment on the Treated ALSIUS Products and satisfaction of the requirements of this Agreement. If any customer of ALSIUS rejects or returns Treated ALSIUS Products to ALSIUS as a result of performance problems related to the DURAFLO Treatment, ALSIUS shall notify BAXTER in writing within fifteen (15) days.

12.4 In the event that either party receives any complaint regarding the DURAFLO Treatment, it shall notify the other party promptly. BAXTER will be responsible for evaluating these complaints and responding to ALSIUS in writing. ALSIUS will make a preliminary evaluation of each complaint it receives and will conduct all follow-up and communication which it deems appropriate.

12.5 BAXTER will use commercially reasonable efforts to maintain BAXTER’s ISO 9000 certification. Should BAXTER lose ISO 9000 certification; BAXTER will have a period of six (6) months to regain certification. If BAXTER fails to regain certification within such period of time, ALSIUS shall have the right to terminate this Agreement.

13.	WARRANTIES.

13.1 BAXTER WARRANTS THAT IT POSSESSES GOOD AND MARKETABLE TITLE TO THE DURAFLO TREATMENT FOR APPLICATION TO ALSIUS PRODUCTS AND THAT THE DURAFLO TREATMENT HAS BEEN MANUFACTURED IN ACCORDANCE WITH GOOD MANUFACTURING PRACTICES. THERE ARE NO OTHER EXPRESSED OR IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BAXTER’S SOLE OBLIGATION AND PURCHASER’S EXCLUSIVE REMEDY FOR BREACH OF ANY WARRANTY SHALL BE A CREDIT OR REFUND OF THE ROYALTY PAID TO TREAT SUCH ALSIUS PRODUCT. BAXTER SHALL NOT BE LIABLE FOR PROXIMATE, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

13.2 ALSIUS and BAXTER each represent and warrant to the other that they have full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and that all necessary corporate action has been duly taken in this regard.

14.	INDEMNIFICATION AND LIMITATION OF LIABILITY.

14.1 ALSIUS has represented to BAXTER that it has the capability to perform and ALSIUS has agreed to perform complete quality testing of Treated ALSIUS Products prior to sale. Consequently, except as provided in Paragraph 13 above, BAXTER disclaims any and all liability that may result from the sale or use of Treated ALSIUS Products.

14.2 ALSIUS hereby indemnifies and agrees to defend and to hold BAXTER, its Successors affiliates, assigns, customers, and users of the ALSIUS Products and Treated ALSIUS Products harmless from and against all claims, liabilities, losses or expenses to the extent arising out of or in connection with the design, manufacture, packaging, sale or use of the ALSIUS Products or Treated ALSIUS Products, or any other negligent act or omission of ALSIUS. ALSIUS shall obtain and keep in force during the term of this Agreement general comprehensive liability insurance covering each occurrence of bodily injury and property damage in an amount of not less than $3,000,000 combined single limit with special endorsements providing coverage for (i) Products and Completed Operations Liability, and (ii) Blanket Contractual Liability including an additional endorsement deleting the Contractual Liability exclusion for Products and Completed Operation Liability. The insurance policy shall be endorsed to provide for written notification to BAXTER by the insurer not less than thirty (30) days prior to cancellation, expiration or modification. A certificate of insurance evidencing compliance with this Section and referencing this Agreement shall be furnished to BAXTER by ALSIUS within sixty (60) days of this Agreement’s effective date.

15.	PATENTS MODIFICATIONS AND IMPROVEMENTS.

15.1 All modifications and/or improvements to the Patents or Know-How relating to the compositions, specifications, methods of application, processes, systems of the DURAFLO Treatment (including the use of the DURAFLO Treatment with ALSIUS Products or other products) which are conceived and/or reduced to practice solely by ALSIUS, or jointly by ALSIUS and BAXTER, during the term of this Agreement shall be owned jointly by ALSIUS and BAXTER, provided that neither ALSIUS nor BAXTER may transfer their respective interest in any of the modifications and/or improvements to any other party without the prior written approval of the other. ALSIUS agrees to promptly disclose in writing to BAXTER any such modifications and improvements. BAXTER shall have the sole right, at its expense, to file any patent and/or copyright applications on such modifications and/or improvements in any country in the world in which BAXTER, in its sole discretion, decides to tile such applications.

15.2 BAXTER agrees to prosecute any such patent and/or copyright applications it has decided to file, at its own expense. ALSIUS agrees to assist BAXTER in the preparation and prosecution of any such application, including but not limited to (a) providing all documentation to enable BAXTER to prepare, file and prosecute any such applications, (b) making its employees available to execute all papers and do all things which may be necessary or advisable, in the opinion of BAXTER, to prepare, file and prosecute such applications, and (c) execute all papers and do all things which may be necessary or advisable, in the opinion of BAXTER, to evidence the joint ownership rights in BAXTER, or its designee, of the modification and/or improvement.

16.	PRODUCT RECALL.

In the event ALSIUS decides to recall any Treated ALSIUS Product for any reason related in whole or in part to the DURAFLO Treatment, ALSIUS will immediately notify BAXTER of such proposed recall, including the reasons for such recall and the proposed actions for effectuating the recall. In the event that the recall is made because of a deficiency the DURAFLO Treatment outside of ALSIUS control, BAXTER shall bear reasonable costs and expenses of such recall up to the amount paid by ALSIUS in royalties, provided that ALSIUS first notifies BAXTER of the proposed actions for effectuating the recall and that BAXTER agrees with such proposed actions. ALSIUS shall maintain complete and accurate records, for such periods as may be required by applicable law, of all the Products sold by it. The parties will cooperate fully with each other in effectuating any recall of the Products, including communications with any purchasers or users.

17.	COMPLIANCE WITH LAW.

BAXTER and ALSIUS mutually represent that they are and will remain in material compliance with all applicable federal, state and local laws, regulations and orders applicable to the subject matter of this agreement.

18.	OTHER PROVISIONS.

18.1 This Agreement contains the entire agreement between the parties relating to the DURAFLO Treatment and all prior understandings between the parties relating to the DURAFLO Treatment are superseded by this Agreement. None of the terms of this Agreement shall be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by the party to be bound.

18.2 All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be effective when personally given or made or when placed in an envelope and deposited in the United States mail postage prepaid, addressed as follows:

If to BAXTER:	If to ALSIUS:

Baxter Healthcare Corporation	Alsius Corporation
Cardio Vascular Group	#5 Jenner, Suite 150
17211 Red Hill Avenue	Irvine, CA 92618-3808
Irvine, CA 92614	Attn: John Rogitz, Esq.
Attn: Jay Wertheim

or to such other address as to which either party may notify the other.

18.3 This Agreement may not be assigned without the written consent of the other party, except that this Agreement may be assigned by either party without consent to the purchaser of substantially all the assets of that party’s business to which this Agreement relates. Any attempted assignment which does not comply with the terms of this Section shall be void.

18.4 This Agreement is deemed to have been executed in and shall be governed by and construed according to the laws of the State of California and jurisdiction for nay dispute between the parties arising from this Agreement shall be exclusively in the State of California. If particular portions of this Agreement are ruled unenforceable, such portions shall be deleted and all other terms and conditions of this Agreement shall remain in full force and effect.

18.5 If either party fails to fulfill its obligations hereunder, when such failure is due to an act of God, other actions such as fire, flood, civil commotion, riot, war (declared and undeclared), revolution, action by government including delays in obtaining government approvals, embargoes, then said failure shall be excused for the duration of said event

IN WITNESS WHEREOF, authorized representatives of the parties have executed this Agreement.

BAXTER HEALTHCARE CORPORATION Cardio Vascular Group		ALSIUS CORPORATION

By:	/s/ Illegible	By:	/s/ William Worthen
Title:	VP of Business Dev.	Title:	President & CEO
Date: 5/17/99		Date: 5/14/99

EXHIBIT A

Patents

US Patent No. 5,047,020

EPO No. 0231573 — West Germany, France, United Kingdom

Canada — 128947

Japan — 1749399

EXHIBIT B

(Alsius to complete)

•	COOL LINE ™

•	SQUID ™

EXHIBIT C

0 - 10,000 units	3.5% of Net Selling Price

10,001 - 25,000 units	3.0% of Net Selling Price

25,001 - 50,000 units	2.5% of Net Selling Price

Over 50,000 units	2.0% of Net Selling Price

July 14, 2006

Mike Ameli

V. P. Manufacturing

Alsius Corporation

15770 Laguna Canyon Road, Suite 150

Irvine, CA 92618

Re:	DURAFLO License Agreement

Dear Mike:

As you are aware, the DURAFLO license agreement, dated May 14, 1999, between Alsius Corporation and Baxter Healthcare Corporation (now Edwards) expired on May 14, 2006. Under the terms of the license agreement, Alsius agreed to cease using the DURAFLO trademark and to cease using the DURAFLO powder upon termination of the agreement. Subsequent to the expiration of the agreement, you advised us that Alsius has a remaining inventory of DURAFLO powder sufficient to last for the next 18-24 months (based on the current rate of use for application on heat exchange catheters). You further advised us that Alsius desires to use the remaining inventory such that Alsius’ manufacture of heat exchange catheters is not disrupted, whichever comes first.

Per your request we hereby authorize Alsius to continue using the DURAFLO trademark and to continue applying DURAFLO to the Alsius products in a manner consistent with the terms of the license agreement for a period of 24 months (i.e., until July 12, 2008) or until the remaining inventory of DURAFLO powder is depleted.

If you need any further assistance or clarification, please let me know.

Best regards –

/s/ David L. Hauser
David L. Hauser
Patent Counsel

DLH:ms

Edwards Lifesciences LLC

One Edwards Way - Irvine, CA USA - 92614

Phone: 949.250.2500 - Fax: 949.250.2525 - www.edwards.com

Direct Line: 949-250-6878 Direct Fax: 949-250-6850 Email: david_hauser@edwards.com